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                                   EXHIBIT 12

                               SAFETY-KLEEN CORP.
                       Ratio of Earnings to Fixed Charges
                                ($ in thousands)
                                   (Unaudited)

                                                                      Three Months Ended             Nine Months Ended
                                                                            May 31,                       May 31,
                                                                            -------                       -------
                                                                       1999         1998             1999           1998
                                                                       ----         ----             ----           ----

Income (loss) before income tax expense                          $    50,653   $   (39,873)    $     130,325   $   (16,618)
Add,
   Portions of rents representative of the interest factor             4,018         5,272            14,297        10,407
   Interest on indebtedness, including amortization of
     deferred financing charges                                       42,551        31,777           132,256        61,266
                                                                 -----------   -----------     -------------   -----------
Income as adjusted                                               $    97,222   $    (2,824)    $     276,878   $    55,055
                                                                 ===========   ============    =============   ===========

Fixed charges:

   Portions of rents representative of the interest factor       $     4,018   $     5,272     $      14,297   $    10,407
   Interest on indebtedness, including amortization of
     deferred financing charges                                       42,551        31,777           132,256        61,266
                                                                 -----------   -----------     -------------   -----------
Total fixed charges                                              $    46,569   $    37,049     $     146,553   $    71,673
                                                                 ===========   ===========     =============   ===========

Ratio of earnings to fixed charges                                     2.09x        (0.08)x             1.89x         0.77x
                                                                 ===========   ============    =============   ===========

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